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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2016 FINANCIAL RESULTS

•	Sales of $288 million, down 4%; Organic Sales down 7%

•	Operating Margin of 14.4%; Adjusted Operating Margin of 14.7%, down 20 bps

•	Diluted EPS of $0.53, up 2%; Adjusted Diluted EPS of $0.54, up 2%

•	2016 Adjusted Diluted EPS Guidance Unchanged at $2.43 to $2.58; up 2% to 8% from $2.38 in 2015

•	Updates OEM Sales per Aircraft for Airbus A320neo with LEAP Engines

•	Earnings Conference Call and Webcast to be held tomorrow, April 26, 2016 at 8:30 a.m. ET

BRISTOL, Conn., April 25, 2016 - Barnes Group Inc. (NYSE: B), an international industrial and aerospace manufacturer and service provider, today reported financial results for the first quarter of 2016.
Net sales of $288 million were down 4% from $301 million in the prior year period. Foreign exchange negatively impacted sales by 1%, while the Thermoplay and Priamus acquisitions collectively contributed $12.1 million. Organic sales (1) decreased 7%. Net Income for the first quarter was $28.8 million, or $0.53 per diluted share, compared to $29.1 million, or $0.52 per diluted share, last year. On an adjusted basis, net income was $0.54 per diluted share, up 2% from $0.53 a year ago. Adjusted diluted net income in the first quarter of 2016 excludes costs related to a contract termination dispute of $0.01 per share, while last year’s first quarter excludes the impact of Männer short-term purchase accounting adjustments of $0.01 per share.

A table reconciling 2016 and 2015 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.

“Barnes Group achieved first quarter financial performance that was in-line with our expectations. The Industrial segment delivered sequential sales improvement over the last quarter, while each of its SBUs delivered sequential orders improvement,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “At the Aerospace segment, we continue to experience a transitional year as we move from legacy engine programs to new programs, the latter of which is producing good order intake and an increase in backlog. Overall, we continue to believe that, while the second half of 2015 foreshadows a slower growth environment for the current year, the business investments we’ve made and the cost actions we’ve taken position us well for a good year in 2016,” added Dempsey.

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Industrial

•
First quarter 2016 sales were $195.2 million, down 3% from $200.3 million in the same period last year. Unfavorable foreign exchange reduced sales by approximately $2.9 million, or 1%. Organic sales decreased by 7% in the quarter, primarily driven by lingering soft transportation and tool & die end-markets in Asia and industrial end-markets in North America, though partially offset by continued strength in personal care end-markets of our Molding Solutions business. For the quarter, the recently acquired Thermoplay and Priamus businesses together contributed $12.1 million in sales.

•
Operating profit in the first quarter was $29.6 million, compared to $31.0 million in the prior year period. The decline in operating profit was driven by the reduced sales volumes, offset in part by favorable productivity. Excluding Männer short-term purchase accounting adjustments last year, operating profit was down 7% from an adjusted $31.8 million a year ago. Operating margin was 15.2%, down 70 bps from an adjusted 15.9% last year.

Aerospace

•
First quarter 2016 sales were $93.1 million, down 7% from $100.2 million in the same period last year. The decline was primarily driven by lower Aerospace original equipment manufacturing (“OEM”) and aftermarket maintenance, repair and overhaul (“MRO”) sales, though partially offset by higher spare parts sales.

•
Operating profit was $11.9 million for the first quarter of 2016, compared to $12.9 million in the prior year period. The operating profit decrease was primarily due to lower profit on reduced sales volumes in the OEM business, unfavorable productivity, and $0.8 million in costs related to a contract termination dispute. Excluding the contract termination costs, adjusted operating profit was $12.7 million, down 2% from a year ago. Adjusted operating margin was 13.6%, up 70 bps from last year.

•	Aerospace backlog was $592 million at the end of the first quarter of 2016, up 9% year-over-year and up 4% sequentially from year-end 2015.

Additional Information

•	Interest expense increased $0.3 million to $3.0 million in the quarter primarily as a result of a higher average interest rate versus a year ago.

•
The Company's effective tax rate for the first quarter of 2016 was 24.7% compared with 29.2% in the first quarter of 2015 and 23.2% for the full year 2015. The increase in the first quarter of 2016 effective tax rate from the full year 2015 rate is primarily due to the expiration of certain tax holidays, the absence of the 2015 tax refund of withholding taxes and the projected change in the mix of earnings attributable to higher-taxing jurisdictions, partially offset by the decrease in planned repatriation of a portion of current year foreign earnings to the U.S.

Updated 2016 Outlook
Barnes Group continues to expect 2016 organic revenue growth of 0% to 2% with total revenue growth of 2% to 4% after consideration of 1% unfavorable foreign exchange and a positive 3% from acquisition revenues. Adjusted operating margin is now forecasted to be in the range of 16% to 16.5%, narrowed slightly from the Company’s prior outlook of 16% to 17%. Barnes Group continues to expect adjusted earnings in the range of $2.43 to $2.58 per diluted share, up 2% to 8% from $2.38 in 2015. Further, the Company continues to anticipate capital expenditures of approximately $50 million and cash conversion

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to approximate 100% of net income. For 2016, the effective tax rate is expected to be in the range of 26% to 27%, modified slightly from the Company’s prior outlook of 27% to 29%.
OEM Sales per Aircraft Update
The Company has completed a review of the OEM sales per aircraft of its major programs. The review was undertaken after it was determined that the LEAP powered A320neo sales per aircraft the Company had previously provided warranted a change. While the previous estimate of $400,000 sales per aircraft is accurate for 2016, a range of $200,000 to $250,000 is appropriate for subsequent years based on current information. A slide providing updated information will be available in the Earnings Supplement to be posted on Barnes Group’s Investor Relations website on Tuesday, April 26, 2016, prior to the start of the call.
Updated Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss the Company’s performance in the first quarter and the outlook for the business in the full year 2016, including a discussion of its updated OEM sales per aircraft at 8:30 a.m. ET tomorrow, April 26, 2016. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (877) 201-0168 in the U.S. or (647) 788-4901 outside of the U.S.; Conference ID 98676549. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Tuesday, April 26, 2016 until 11:59 p.m. (ET) on Tuesday, May 3, 2016, by dialing (404) 537-3406; Conference ID 98676549.
The Company’s previously announced conference call and webcast for Friday, April 29, 2016 has been canceled.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The highly engineered products, differentiated industrial technologies, and innovative solutions delivered by Barnes Group are used in far-reaching applications that provide transportation, manufacturing, healthcare products, and technology to the world. Barnes Group’s skilled and dedicated employees around the globe are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "strategy," "estimate," "project," and similar terms. Among others, our sales outlook, backlog, aircraft utilization, demographics, exchange rate assumptions, sales per aircraft and guidance are all forward-looking statements. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market

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change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in international operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog or consistent with projected sales per aircraft due to a range of factors, including changes in customer sourcing decisions, materials, material costs, part design, quantity of parts per engine, percentage of work directed to suppliers, engine spares, cost schedules, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; including the arbitration proceedings involving Triumph Actuation Systems - Yakima, LLC; future repurchases of common stock; future levels of indebtedness; numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2016	2015	% Change
Net sales	$288,332	$300,573	(4.1)

Cost of sales	186,255	198,355	(6.1)
Selling and administrative expenses	60,550	58,323	3.8
	246,805	256,678	(3.8)
Operating income	41,527	43,895	(5.4)

Operating margin	14.4%	14.6%

Interest expense	2,991	2,720	10.0
Other expense (income), net	227	81	NM
Income before income taxes	38,309	41,094	(6.8)
Income taxes	9,461	12,018	(21.3)
Net income	$28,848	$29,076	(0.8)

Common dividends	$6,468	$6,571	(1.6)

Per common share:
Basic	$0.53	$0.53	—
Diluted	$0.53	$0.52	1.9
Dividends	0.12	0.12	—

Weighted average common shares outstanding:
Basic	54,245,728	55,086,882	(1.5)
Diluted	54,672,773	55,658,797	(1.8)
NM - Not Meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2016	2015	% Change
Net sales
Industrial	$195,246	$200,349	(2.5)
Aerospace	93,087	100,224	(7.1)
Intersegment sales	(1)	—	NM
Total net sales	$288,332	$300,573	(4.1)

Operating profit
Industrial	$29,644	$30,979	(4.3)
Aerospace	11,883	12,916	(8.0)
Total operating profit	$41,527	$43,895	(5.4)

Operating margin			Change
Industrial	15.2%	15.5%	(30)	bps.
Aerospace	12.8%	12.9%	(10)	bps.
Total operating margin	14.4%	14.6%	(20)	bps.
NM - Not Meaningful

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$76,859	$83,926
Accounts receivable	267,853	261,757
Inventories	211,123	208,611
Deferred income taxes	—	24,825
Prepaid expenses and other current assets	33,166	32,469
Total current assets	589,001	611,588

Deferred income taxes	22,750	1,139
Property, plant and equipment, net	315,291	308,856
Goodwill	600,303	587,992
Other intangible assets, net	524,577	528,322
Other assets	24,917	23,969
Total assets	$2,076,839	$2,061,866

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$8,471	$22,680
Accounts payable	95,306	97,035
Accrued liabilities	130,929	131,320
Long-term debt - current	1,588	1,515
Total current liabilities	236,294	252,550

Long-term debt	493,396	485,711
Accrued retirement benefits	96,871	112,888
Deferred income taxes	63,549	62,364
Other liabilities	20,046	20,600

Total stockholders' equity	1,166,683	1,127,753
Total liabilities and stockholders' equity	$2,076,839	$2,061,866

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2016	2015
Operating activities:
Net income	$28,848	$29,076
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,786	19,122
Gain on disposition of property, plant and equipment	(252)	(1,334)
Stock compensation expense	3,011	2,577
Withholding taxes paid on stock issuances	(369)	(488)
Changes in assets and liabilities:
Accounts receivable	(4,213)	(13,777)
Inventories	(153)	(6,229)
Prepaid expenses and other current assets	(524)	(5,944)
Accounts payable	(285)	9,921
Accrued liabilities	2,248	(13,493)
Deferred income taxes	251	3,740
Long-term retirement benefits	(16,631)	(2,878)
Other	(601)	2,373
Net cash provided by operating activities	30,116	22,666

Investing activities:
Proceeds from disposition of property, plant and equipment	313	2,010
Capital expenditures	(13,297)	(10,960)
Business acquisitions	(1,546)	—
Component Repair Program payments	(900)	—
Other	—	(321)
Net cash used by investing activities	(15,430)	(9,271)

Financing activities:
Net change in other borrowings	(14,179)	8,425
Payments on long-term debt	(69,013)	(55,821)
Proceeds from the issuance of long-term debt	76,503	26,722
Proceeds from the issuance of common stock	196	4,956
Common stock repurchases	(8,000)	—
Dividends paid	(6,468)	(6,571)
Excess tax benefit on stock awards	44	914
Other	(2,921)	10,033
Net cash used by financing activities	(23,838)	(11,342)

Effect of exchange rate changes on cash flows	2,085	(2,470)
Decrease in cash and cash equivalents	(7,067)	(417)

Cash and cash equivalents at beginning of period	83,926	46,039
Cash and cash equivalents at end of period	$76,859	$45,622

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2016	2015
Free cash flow:
Net cash provided by operating activities	$30,116	$22,666
Capital expenditures	(13,297)	(10,960)
Free cash flow (1)	$16,819	$11,706

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2016	2015		% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$29,644	$30,979		(4.3)
Männer short-term purchase accounting adjustments	—	851
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$29,644	$31,830		(6.9)

Operating Margin - Industrial Segment (GAAP)	15.2%	15.5%		(30)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	15.2%	15.9%		(70)	bps.

Operating Profit - Aerospace Segment (GAAP)	$11,883	$12,916		(8.0)
Contract termination dispute charges	816	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$12,699	$12,916		(1.7)

Operating Margin - Aerospace Segment (GAAP)	12.8%	12.9%		(10)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	13.6%	12.9%		70	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$41,527	$43,895		(5.4)
Männer short-term purchase accounting adjustments	—	851
Contract termination dispute charges	816	—
Operating Income as adjusted (Non-GAAP) (1)	$42,343	$44,746		(5.4)

Operating Margin (GAAP)	14.4%	14.6%		(20)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	14.7%	14.9%		(20)	bps.

Diluted Net Income per Share (GAAP)	$0.53	$0.52		1.9
Männer short-term purchase accounting adjustments	—	0.01
Contract termination dispute charges	0.01	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.54	$0.53		1.9

	Full-Year 2014	Full-Year 2015 Outlook
Diluted Net Income per Share (GAAP)	$2.19	$2.38	to	$2.53
Männer short-term purchase accounting adjustments	0.02
Restructuring charges	0.05		0.03
Tax benefit recognized for refund of withholding taxes	(0.05)
Contract termination dispute charges	0.03		0.02
Acquisition transaction costs	0.02
Thermoplay short-term purchase accounting adjustments	0.01
Pension lump-sum settlement charges	0.11
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$2.38	$2.43	to	$2.58

Notes:
(1) The Company has excluded charges related to a contract termination dispute from its "as adjusted" financial measurements in 2016 and 2015. The Company has also excluded the following from its "as adjusted" financial measurements for 2015 only: 1) short-term purchase accounting adjustments related to its Männer acquisition, 2) restructuring and workforce reduction charges, 3) a tax benefit recognized related to a refund of withholding taxes that were previously paid and included in tax expense in prior years, 4) transaction costs related to its Thermoplay and Priamus acquisitions, 5) short-term purchase accounting adjustments related to its Thermoplay acquisition and 6) the pension lump-sum settlement charge. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.